Exhibit 99.1

The Home Depot Announces Third Quarter Results;
Updates Fiscal Year 2019 Guidance

ATLANTA, November 19, 2019 -- The Home Depot®, the world's largest home improvement retailer, today reported third quarter fiscal 2019 sales of $27.2 billion, an increase of 3.5 percent, or $921 million, compared to the third quarter of fiscal 2018. Comparable sales for the third quarter of fiscal 2019 were positive 3.6 percent, and comparable sales in the U.S. were positive 3.8 percent.

Net earnings for the third quarter of fiscal 2019 were $2.8 billion, or $2.53 per diluted share, compared with net earnings of $2.9 billion, or $2.51 per diluted share, in the same period of fiscal 2018. For the third quarter of fiscal 2019, diluted earnings per share increased 0.8 percent from the same period in the prior year.

“Our third quarter results reflected broad-based growth across our business, yet sales were below our expectations driven by the timing of certain benefits associated with our One Home Depot strategic investments,” said Craig Menear, chairman, CEO and president. “We are largely on track with these investments and have seen positive results, but some of the benefits anticipated for fiscal 2019 will take longer to realize than our initial assumptions. As a result, today we are updating our fiscal 2019 sales guidance, and we are reaffirming our fiscal 2019 earnings-per-share guidance. We are encouraged by the momentum in our business as we invest to extend our competitive advantages. I would like to thank our associates for their hard work and continued dedication to our customers.”

Fiscal 2019 Guidance

The Company updated its guidance for fiscal 2019, a 52-week year compared to fiscal 2018, a 53-week year. The Company expects its fiscal 2019 sales to grow by approximately 1.8 percent and comp sales for the comparable 52-week period to increase approximately 3.5 percent. This compares to the Company’s prior fiscal 2019 sales growth guidance of 2.3 percent and comp sales growth of 4.0 percent. The Company reaffirmed its diluted earnings-per-share guidance for the year and expects diluted earnings-per-share growth of approximately 3.1 percent from fiscal 2018 to $10.03.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at http://ir.homedepot.com/events-and-presentations.

At the end of the third quarter, the Company operated a total of 2,290 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services; net sales growth; comparable sales; effects of competition; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, suppliers and vendors; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of the Tax Cuts and Jobs Act of 2017 and other regulatory changes; store openings and closures; guidance for fiscal 2019 and beyond; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions.  Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events.  You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 3, 2019 and in our subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Isabel Janci	Stephen Holmes
Vice President of Investor Relations and Treasurer	Vice President of Corporate Communications
770-384-2666	770-384-5075
isabel_janci@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Nine Months Ended
in millions, except per share data	November 3, 2019	October 28, 2018	% Change	November 3, 2019	October 28, 2018	% Change
Net sales	$27,223	$26,302	3.5%	$84,443	$81,712	3.3%
Cost of sales	17,836	17,151	4.0	55,607	53,579	3.8
Gross profit	9,387	9,151	2.6	28,836	28,133	2.5
Operating expenses:
Selling, general and administrative	4,942	4,808	2.8	14,926	14,591	2.3
Depreciation and amortization	498	473	5.3	1,470	1,390	5.8
Total operating expenses	5,440	5,281	3.0	16,396	15,981	2.6
Operating income	3,947	3,870	2.0	12,440	12,152	2.4
Interest and other (income) expense:
Interest and investment income	(22)	(25)	(12.0)	(56)	(73)	(23.3)
Interest expense	302	249	21.3	892	782	14.1
Interest and other, net	280	224	25.0	836	709	17.9
Earnings before provision for income taxes	3,667	3,646	0.6	11,604	11,443	1.4
Provision for income taxes	898	779	15.3	2,843	2,666	6.6
Net earnings	$2,769	$2,867	(3.4)%	$8,761	$8,777	(0.2)%

Basic weighted average common shares	1,089	1,135	(4.1)%	1,096	1,144	(4.2)%
Basic earnings per share	$2.54	$2.53	0.4	$7.99	$7.67	4.2

Diluted weighted average common shares	1,094	1,141	(4.1)%	1,100	1,150	(4.3)%
Diluted earnings per share	$2.53	$2.51	0.8	$7.96	$7.63	4.3

	Three Months Ended			Nine Months Ended
Selected Sales Data (1)	November 3, 2019	October 28, 2018	% Change	November 3, 2019	October 28, 2018	% Change
Customer transactions (in millions)	400.9	394.8	1.5%	1,246.4	1,226.0	1.7%
Average ticket	$66.36	$65.11	1.9	$67.00	$65.79	1.8
Sales per square foot	$449.17	$433.99	3.5	$464.68	$449.94	3.3
 —————

(1)	Selected Sales Data does not include results for the legacy Interline Brands business, now operating as a part of The Home Depot Pro.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	November 3, 2019	October 28, 2018	February 3, 2019
Assets
Cash and cash equivalents	$2,193	$1,764	$1,778
Receivables, net	2,231	2,171	1,936
Merchandise inventories	15,711	14,754	13,925
Other current assets	1,039	1,120	890
Total current assets	21,174	19,809	18,529
Net property and equipment	22,472	22,054	22,375
Operating lease right-of-use assets	5,638	—	—
Goodwill	2,253	2,258	2,252
Other assets	772	1,079	847
Total assets	$52,309	$45,200	$44,003

Liabilities and Stockholders' Equity
Short-term debt	$695	$1,398	$1,339
Accounts payable	9,240	9,054	7,755
Accrued salaries and related expenses	1,467	1,495	1,506
Current installments of long-term debt	1,818	1,054	1,056
Current operating lease liabilities	828	—	—
Other current liabilities	5,517	5,195	5,060
Total current liabilities	19,565	18,196	16,716
Long-term debt, excluding current installments	26,597	23,332	26,807
Long-term operating lease liabilities	5,113	—	—
Other liabilities	2,116	2,352	2,358
Total liabilities	53,391	43,880	45,881
Total stockholders’ (deficit) equity	(1,082)	1,320	(1,878)
Total liabilities and stockholders’ equity	$52,309	$45,200	$44,003

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
in millions	November 3, 2019	October 28, 2018
Cash Flows from Operating Activities:
Net earnings	$8,761	$8,777
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	1,701	1,603
Stock-based compensation expense	197	204
Changes in working capital	(166)	(366)
Changes in deferred income taxes	107	(64)
Other operating activities	64	(118)
Net cash provided by operating activities	10,664	10,036

Cash Flows from Investing Activities:
Capital expenditures, net of non-cash capital expenditures	(1,891)	(1,711)
Proceeds from sales of property and equipment	21	21
Other investing activities	(10)	(3)
Net cash used in investing activities	(1,880)	(1,693)

Cash Flows from Financing Activities:
Repayments of short-term debt, net	(644)	(161)
Proceeds from long-term debt, net of discounts and premiums	1,404	—
Repayments of long-term debt	(1,046)	(1,192)
Repurchases of common stock	(3,909)	(5,518)
Proceeds from sales of common stock	185	140
Cash dividends	(4,477)	(3,548)
Other financing activities	9	99
Net cash used in financing activities	(8,478)	(10,180)
Change in cash and cash equivalents	306	(1,837)
Effect of exchange rate changes on cash and cash equivalents	109	6
Cash and cash equivalents at beginning of period	1,778	3,595
Cash and cash equivalents at end of period	$2,193	$1,764